PRICING SUPPLEMENT
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-222672 and 333-222672-01
Dated November 21, 2018

JPMorgan Chase Financial Company LLC Step Down Trigger Autocallable Notes

$7,503,250 Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due November 26, 2021

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Step Down Trigger Autocallable Notes, which we refer to as the “Notes,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., linked to the performance of a specific underlying (the “Underlying”). If the Underlying closes at or above (i) the Initial Value on any Observation Date (after an initial one-year non-call period and other than the Final Valuation Date) or (ii) the Downside Threshold on the Final Valuation Date, JPMorgan Financial will automatically call the Notes and pay you a Call Price equal to the principal amount per Note plus a Call Return. The Call Return increases the longer the Notes are outstanding. If by maturity the Notes have not been called, and, therefore, the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss of your principal amount that is proportionate to the decline in the closing price of one share of the Underlying from the Initial Value to the Final Value. The closing price of one share of the Underlying is subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.” Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. Generally, a higher Call Return Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates

❑    Call Return: JPMorgan Financial will automatically call the Notes for a Call Price equal to the principal amount plus a Call Return if (i) the closing price of one share of the Underlying on any Observation Date (after an initial one-year non-call period and other than the Final Valuation Date) is equal to or greater than the Initial Value or (ii) the closing price of one share of the Underlying on the Final Valuation Date is equal to or greater than the Downside Threshold. The Call Return increases the longer the Notes are outstanding. If the Notes are not called, investors will be exposed to any depreciation of the Underlying at maturity.

❑   Contingent Downside Exposure: If by maturity the Notes have not been called and, therefore, the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss of your principal amount that is proportionate to the decline in the closing price of one share of the Underlying from the Initial Value to the Final Value. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

	Trade Date	November 21, 2018
	Original Issue Date (Settlement Date)[1]	November 27, 2018
	Observation Dates[2]	Quarterly, beginning December 2, 2019 (see page 4)
	Final Valuation Date[2]	November 22, 2021
	Maturity Date[2]	November 26, 2021
	[1]	See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.
	[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
We are offering Step Down Trigger Autocallable Notes linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Call Return applicable to each Observation Date is provided in “Call Returns/Call Prices” in this pricing supplement.

Underlying	Call Return Rate	Initial Value	Downside Threshold	CUSIP	ISIN
SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg ticker: XOP)	10.00% per annum	$33.70	$19.38, which is 57.50% of the Initial Value	48130V293	US48130V2934

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 5, 2018, product supplement no. UBS-1-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	$7,503,250	$10	$187,581.25	$0.25	$7,315,668.75	$9.75

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.25 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Notes, when the terms of the Notes were set, was $9.506 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004522/dp87529_424b2-ubs1i.pdf
t	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
t	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, the SPDR® S&P® Oil & Gas Exploration & Production ETF is a “Fund.”

 Investor Suitability

The Notes may be suitable for you if, among other considerations:

t    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying.

t    You believe the Underlying will close at or above (i) the Initial Value on any Observation Date (after an initial one-year non-call period and other than the Final Valuation Date) or (ii) the Downside Threshold on the Final Valuation Date.

t    You understand and accept that you will not participate in any appreciation of the Underlying and that your potential return is limited to the applicable Call Return.

t    You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

t    You are willing to invest in the Notes based on the Downside Threshold indicated on the cover hereof.

t    You do not seek current income from this investment and are willing to forgo dividends paid on the Underlying.

t    You are able and willing to invest in Notes that may be called early (after an initial one-year non-call period and other than the Final Valuation Date) and you are otherwise able and willing to hold the Notes to maturity.

t    You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t    You understand and accept the risks associated with the Underlying.

t    You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t    You cannot tolerate a loss of all or a substantial portion of your investment or are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying.

t    You require an investment designed to provide a full return of principal at maturity.

t    You believe that the price of one share of the Underlying will decline during the term of the Notes and is likely to close below (i) the Initial Value on any Observation Date (after an initial one-year non-call period and other than the Final Valuation Date) or (ii) the Downside Threshold on the Final Valuation Date, exposing you to the full negative Underlying Return at maturity.

t    You seek an investment that participates in the full appreciation of the Underlying or that has unlimited return potential.

t    You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

t    You are not willing to invest in the Notes based on the Downside Threshold indicated on the cover hereof.

t    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t    You seek current income from this investment or prefer to receive the dividends paid on the Underlying.

t    You are unable or unwilling to invest in Notes that may be called early (after an initial one-year non-call period and other than the Final Valuation Date), or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

t    You do not understand or accept the risks associated with the Underlying.

t    You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes. For more information on the Underlying, please see the section titled “The Underlying” below.

Final Terms
Issuer	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor	JPMorgan Chase & Co.
Issue Price	$10.00 per Note
Underlying	SPDR® S&P® Oil & Gas Exploration & Production ETF
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term	Approximately 3 years, unless automatically called earlier
Call Feature	The Notes will be automatically called if (i) the closing price[1] of one share of the Underlying on any Observation Date (after an initial one-year non-call period and other than the Final Valuation Date) is equal to or greater than the Initial Value or (ii) the closing price[1] of one share of the Underlying on the Final Valuation Date is equal to or greater than the Downside Threshold. If the Notes are automatically called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the applicable Call Price for the Observation Date.
Observation Dates[2]	December 2, 2019 February 21, 2020 May 21, 2020 August 21, 2020 November 23, 2020 February 22, 2021 May 21, 2021 August 23, 2021 November 22, 2021 (Final Valuation Date)
Call Settlement Dates[2]	As specified under the “Call Settlement Date” column of the table under “Call Price” below
Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of 10.00% per annum.
Call Price	The Call Price equals the principal amount per Note plus the applicable Call Return. The table below reflects the Call Return Rate of 10.00% per annum.
Observation Date[2]	Call Settlement Dates[2]	Call Return	Call Price (per $10)
December 2, 2019	December 4, 2019	10.00%	$11.00
February 21, 2020	February 25, 2020	12.50%	$11.25
May 21, 2020	May 26, 2020	15.00%	$11.50
August 21, 2020	August 25, 2020	17.50%	$11.75
November 23, 2020	November 25, 2020	20.00%	$12.00
February 22, 2021	February 24, 2021	22.50%	$12.25
May 21, 2021	May 25, 2021	25.00%	$12.50
August 23, 2021	August 25, 2021	27.50%	$12.75
November 22, 2021 (Final Valuation Date)	November 26, 2021 (Maturity Date)	30.00%	$13.00
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and, therefore, the Final Value is less than the Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

$10 × (1 + Underlying Return)

Accordingly, you will incur a loss proportionate to the negative Underlying Return and will lose some or all of your investment.

Underlying Return	Final Value – Initial Value Initial Value
Initial Value	The closing price of one share of the Underlying on the Trade Date
Final Value	The closing price[1] of one share of the Underlying on the Final Valuation Date
Downside Threshold	A percentage of the Initial Value, as specified on the cover of this pricing supplement.
Share Adjustment Factor[1]	The Share Adjustment Factor is referenced in determining the closing price of one share of the Underlying. The Share Adjustment Factor is set initially at 1.0 on the Trade Date.
[1]	The closing price and the Share Adjustment Factor of the Underlying are subject to adjustments, in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”
[2]	See footnote 2 under “Key Dates” on the front cover

Investment Timeline
Trade Date	The closing price of one share of the Underlying (Initial Value) is determined and the Downside Threshold is finalized.

Observation Dates (after an initial one-year non-call period)

The Notes will be automatically called if (i) the closing price of one share of the Underlying on any Observation Date (after an initial one-year non-call period and other than the Final Valuation Date) is equal to or greater than the Initial Value or (ii) the closing price of one share of the Underlying on the Final Valuation Date is equal to or greater than the Downside Threshold.

If the Notes are automatically called, JPMorgan Financial will pay the Call Price for the applicable Observation Date: This payment is equal to the principal amount plus an amount based on the Call Return Rate.

Maturity Date

The Final Value is determined as of the Final Valuation Date.

If the Notes have not been automatically called and, therefore, the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the Underlying, equal to a return of:

$10 × (1 + Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

 What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Notes should be treated as short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

Withholding under legislation commonly referred to as “FATCA” may (if the Notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Notes, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a Note. However, under a 2015 IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Notes.

 Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not automatically called and, therefore, the closing price of one share of the Underlying has declined below the Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Underlying from the Initial Value to the Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value is less than the Initial Value and you could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Underlying at maturity.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Underlying is above the Downside Threshold. If by maturity the Notes have not been automatically called and, therefore, the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss on your principal amount that is proportionate to the decline in the closing price of one share of the Underlying from the Initial Value to the Final Value. The contingent repayment of principal is based on whether the Final Value is below the Downside Threshold and applies only if you hold your Notes to maturity.
t	Limited Return on the Notes — If the Notes are automatically called, your potential gain on the Notes will be limited to the applicable Call Return, regardless of any appreciation of the Underlying, which may be significant. Because the Call Return increases the longer the Notes have been outstanding and your Notes can be automatically called as early as the first Observation Date (after an initial one-year non-call period), the term of the Notes could be cut short and the return on the Notes would be less than if the Notes were automatically called at a later date. In addition, because the closing price of one share of the Underlying at various times during the term of the Notes could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Notes are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying. Even though you will not participate in any potential appreciation of the Underlying, you may be exposed to the Underlying’s downside market risk if the Notes are not automatically called.
t	The Probability That the Final Value Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the price of one share of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the price of one share of the Underlying could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. In addition, the Call Return Rate is a fixed amount and depends in part on this expected volatility. A higher Call Return Rate is generally associated with greater expected volatility. However, the Underlying’s volatility can change significantly over the term of the Notes. The price of one share of the Underlying could fall sharply, which could result in a significant loss of principal.
t	Reinvestment Risk — If your Notes are automatically called early, the holding period over which you would have the opportunity to receive the Call Return Rate could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.
t	No Periodic Interest Payments — You will not receive any periodic interest payments on the Notes.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes exceeds the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the closing price of one share of the Underlying;
t	the time to maturity of the Notes;
t	the likelihood of an automatic call being triggered;

t	the dividend rates on the Underlying and the equity securities held by the Underlying;
t	the occurrence of certain events affecting the Underlying that may or may not require an adjustment to the closing price and the Share Adjustment Factor;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

t	Investing in the Notes Is Not Equivalent to Investing in the Underlying or the Equity Securities Held by the Underlying — Investing in the Notes is not equivalent to investing in the Underlying or the equity securities held by the Underlying. As an investor in the Notes, you will not have any ownership interest or rights in the Underlying or the equity securities held by the Underlying, such as voting rights, dividend payments or other distributions.
t	Your Return on the Notes Will Not Reflect Dividends on the Underlying or the Equity Securities Held by the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned the Underlying or the equity securities held by the Underlying and received the dividends on the Underlying or those equity securities. This is because the calculation agent will determine whether the Notes will be automatically called and will calculate the amount payable to you at maturity of the Notes by reference to the closing price of one share of the Underlying on the relevant Observation Date without taking into consideration the value of dividends on the Underlying or the equity securities held by the Underlying.
t	No Affiliation with the Underlying or the Issuers of the Equity Securities Held by the Underlying — We are not affiliated with the Underlying or, to our knowledge, the issuers of the equity securities held by the Underlying. We have not independently verified the information about the Underlying or the issuers of the equity securities held by the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying and the issuers of the equity securities held by the Underlying. We are not responsible for the public disclosure of information by the Underlying or the issuers of the equity securities held by the Underlying, whether contained in SEC filings or otherwise.
t	No Assurances of a Flat or Bullish Environment — While the Notes are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes and you will lose some or all of your investment at maturity if the Notes have not been automatically called.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying and could affect the price of one share of the Underlying, and therefore the market value of the Notes.
t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
t	Potential JPMorgan Financial Impact on the Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the price of the Underlying and, therefore, the market value of the Notes.

Risks Relating to the Underlying

t	There Are Risks Associated with the Underlying — Although shares of the Underlying are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the investment strategies of the Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Underlying, and consequently, the value of the Notes.
t	The Performance and Market Value of the Underlying, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Underlying’s Underlying Index as well as the Net Asset Value per Share — The Underlying does not fully replicate its Underlying Index and may hold securities different from those included in its Underlying Index. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Underlying and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Underlying (such as mergers and spin-offs) may impact the variance between the performances of the Underlying and its Underlying Index. Finally, because the shares of the Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, securities underlying the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payment on the Notes.

t	Risks Associated with the Oil and Gas Exploration and Production Industry — All or substantially all of the equity securities held by the Underlying are issued by companies whose primary line of business is directly associated with the oil and gas exploration and production industry. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Issuers in energy-related industries can be significantly affected by fluctuations in energy prices and supply and demand of energy fuels. Markets for various energy-related commodities can have significant volatility, and are subject to control or manipulation by large producers or purchasers. Companies in the energy sector may need to make substantial expenditures, and to incur significant amounts of debt, in order to maintain or expand their reserves. Oil and gas companies develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the Underlying’s performance. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies may be at risk for environmental damage claims. These factors could affect the oil and gas exploration and production industry and could affect the value of the equity securities held by the Underlying and the price of the Underlying during the term of the Notes, which may adversely affect the value of your Notes.
t	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price of one share of the Underlying for certain events affecting the Underlying, the calculation agent is not required to make an adjustment for every event that can affect the Underlying. If an event occurs that does not require the calculation agent to adjust the closing price of one share of the Underlying, the market value of your Notes and any payment on the Notes may be materially and adversely affected.

 Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes linked to a hypothetical Underlying and assume an Initial Value of $100.00, a Downside Threshold of $90.00 (which is 90.00% of the hypothetical Initial Value) and a Call Return Rate of 5.00% per annum. The hypothetical Initial Value of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value and the resulting Downside Threshold are based on the closing price of one share of the Underlying on the Trade Date and are specified on the cover of this pricing supplement. For historical data regarding the actual closing price of one share of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement. The actual Call Return Rate is specified on the cover of this pricing supplement. The hypothetical payments on the Notes set forth in the examples below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The actual payment on the Notes may be more or less than the amounts displayed below and will be determined based on the actual terms of the Notes, including the Call Return Rate, the Initial Value and the Downside Threshold and the Final Value on the Final Valuation Date. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the examples below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	Approximately 3 years (unless earlier automatically called)
Hypothetical Initial Value:	$100.00
Hypothetical Call Return Rate:	5.00% per annum (or 1.25% quarterly)
Observation Dates:	Quarterly (after an initial one-year non-call period)
Hypothetical Downside Threshold:	$90.00 (which is 90.00% of the hypothetical Initial Value)

The examples below are purely hypothetical and are intended to illustrate how the value of any payment on the Notes will depend on the closing price of one share on the Observation Dates.

Example 1 — Notes Are Automatically Called on the First Observation Date

Closing price at first Observation Date:	$105.00 (at or above Initial Value, Notes are automatically called)
Call Price (per Note):	$10.50

Because the Notes are automatically called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.50 per $10.00 principal amount (5.00% return on the Notes). No further amounts will be owed on the Notes.

Example 2 — Notes Are Automatically Called on the Second Observation Date

Closing price at first Observation Date:	$90.00 (below Initial Value, Notes NOT automatically called)
Closing price at second Observation Date:	$105.00 (at or above Initial Value, Notes are automatically called)

Call Price (per Note):	$10.625

Because the Notes are automatically called on the second Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.625 per $10.00 principal amount (6.25% return on the Notes). No further amounts will be owed on the Notes.

Example 3 — Notes Are Automatically Called on the Final Valuation Date

Closing price at first Observation Date:	$95.00 (below Initial Value, Notes NOT automatically called)
Closing price at second through eighth Observation Dates:	$90.00 (below Initial Value, Notes NOT automatically called)
Closing price at Final Valuation Date:	$90.00 (below Initial Value, but at or above Downside Threshold, Notes are automatically called)

Settlement Amount (per Note):	$11.50

Because the Notes are automatically called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $11.50 per $10.00 principal amount (15.00% return on the Notes). This reflects the maximum payment on the Notes.

Example 4 — Notes Are NOT Automatically Called and, Therefore, the Final Value Is Below the Downside Threshold

Closing price at first Observation Date:	$95.00 (below Initial Value, Notes NOT automatically called)
Closing price at second through eighth Observation Dates:	$90.00 (below Initial Value, Notes NOT automatically called)
Closing price at Final Valuation Date:	$50.00 (below Initial Value and Downside Threshold, Notes NOT automatically called)

Settlement Amount (per Note):	$10.00 × (1 + Underlying Return) $10.00 × (1 + -50%) $5.00

Because the Notes are not automatically called and, therefore, the Final Value is below the Downside Threshold and the Underlying Return is -50%, at maturity we will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Notes).

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

 The Underlying

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund of the SPDR® Series Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of an index derived from the oil and gas exploration and production segment of a U.S. total market composite index, which we refer to as the Underlying Index with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF. The Underlying Index with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF is currently the S&P® Oil & Gas Exploration & Production Select IndustryTM Index. The S&P® Oil & Gas Exploration & Production Select IndustryTM Index is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries of the S&P Total Market Index: integrated oil & gas; oil & gas exploration & mining; and oil & gas refining & marketing. For additional information about the SPDR® S&P® Oil & Gas Exploration & Production ETF, see the information set forth under “Fund Descriptions — The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement.

Historical Information

The following table sets forth the quarterly high and low closing prices of one share of the Underlying, based on daily closing prices of one share of the Underlying, as reported by the Bloomberg Professional® service (“Bloomberg”), without independent verification. This information given below is for the four calendar quarters in each of 2013, 2014, 2015, 2016 and 2017 and the first, second and third calendar quarters of 2018. Partial data is provided for the fourth calendar quarter of 2018. The closing price of one share of the Underlying on November 21, 2018 was $33.70. We obtained the closing prices of one share of the Underlying above and below from Bloomberg, without independent verification. The closing prices may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical prices of one share of the Underlying as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2013	3/31/2013	$62.10	$55.10	$60.49
4/1/2013	6/30/2013	$62.61	$54.71	$58.18
7/1/2013	9/30/2013	$66.47	$58.62	$65.85
10/1/2013	12/31/2013	$72.72	$65.02	$68.53
1/1/2014	3/31/2014	$71.83	$64.04	$71.83
4/1/2014	6/30/2014	$83.45	$71.19	$82.28
7/1/2014	9/30/2014	$82.08	$68.83	$68.83
10/1/2014	12/31/2014	$66.84	$42.75	$47.86
1/1/2015	3/31/2015	$53.94	$42.55	$51.66
4/1/2015	6/30/2015	$55.63	$46.43	$46.66
7/1/2015	9/30/2015	$45.22	$31.71	$32.84
10/1/2015	12/31/2015	$40.53	$28.64	$30.22
1/1/2016	3/31/2016	$30.96	$23.60	$30.35
4/1/2016	6/30/2016	$37.50	$29.23	$34.81
7/1/2016	9/30/2016	$39.12	$32.76	$38.46
10/1/2016	12/31/2016	$43.42	$34.73	$41.42
1/1/2017	3/31/2017	$42.21	$35.17	$37.44
4/1/2017	6/30/2017	$37.89	$30.17	$31.92
7/1/2017	9/30/2017	$34.37	$29.09	$34.09
10/1/2017	12/31/2017	$37.64	$32.25	$37.18
1/1/2018	3/31/2018	$39.85	$32.38	$35.22
4/1/2018	6/30/2018	$44.22	$34.03	$43.06
7/1/2018	9/30/2018	$44.52	$39.10	$43.29
10/1/2018	11/16/2018*	$44.57	$32.91	$33.70
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2018 includes data for the period from October 1, 2018 through November 21, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

The graph below illustrates the daily performance of the Underlying from January 2, 2008 through November 21, 2018, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Downside Threshold of $19.38, equal to 57.50% of the closing price of one share of the Underlying on November 21, 2018.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

 Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Trade Date of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

 The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

 Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

 Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

 Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.